EXHIBIT 99.1

DELL FINANCIAL SERVICES L.P.

DELL STOCK PURCHASE PLAN

As Established Effective August 1, 1999

DELL FINANCIAL SERVICES L.P.
DELL STOCK PURCHASE PLAN
Table of Contents

i

ARTICLE VII	AMENDMENT AND TERMINATION
7.1.	Amendment	12
7.2.	Termination	12
7.3.	No Alteration of Rights	12
7.4.	Change of Control	12
ARTICLE VIII	MISCELLANEOUS
8.1.	Executive of Receipts and Releases	13
8.2.	Plan Funds	13
8.3.	No Guarantee of Interests	13
8.4.	Payment of Expenses	13
8.5.	DFS Records	13
8.6.	Interpretations and Adjustments	13
8.7.	Uniform Rules	13
8.8.	No Rights Implied	14
8.9.	Information	14
8.10.	No Liability of DFS	14
8.11.	DFS Action	14
8.12.	Severability	14
8.13.	Notice	14
8.14.	Waiver of Notice	14
8.15.	Successors	14
8.16.	Headings	14
8.17.	Governing Law	14
8.18.	No Liability for Good Faith Determination	15
ARTICLE IX	ADOPTION OF PLAN BY PARTICIPATING EMPLOYERS
9.1.	Participating Employers	16
9.2.	Application of Plan Provisions	16

ii

DELL FINANCIAL SERVICES L.P.

DELL STOCK PURCHASE PLAN

ARTICLE I

NATURE OF PLAN

     1.1 Nature of Plan. The purpose of this stock purchase plan is to provide employees of Dell Financial Services L.P., a Delaware limited partnership (“DFS”), with the opportunity to acquire a proprietary interest in Dell Computer Corporation, a Delaware corporation, which owns a majority of the limited partnership interests in DFS, and to encourage them to remain in the employ of DFS. DFS hereby establishes the Dell Financial Services L.P. Dell Stock Purchase Plan effective August 1, 1999.

End of Article I

ARTICLE II

DEFINITIONS AND CONSTRUCTION

     2.1. Definitions. For the purpose of this Plan, the following definitions shall apply unless otherwise indicated or unless the context requires otherwise:

          (a) “Administration Committee” means the Plan Administration Committee as from time to time constituted pursuant to Section 6.1.

          (b) “Board of Directors” means the Board of Directors of the general partner of DFS.

          (c) “Code” means the Internal Revenue Code of 1986, as amended.

          (d) “Compensation” means a Participant’s cash compensation paid through a Participating Employer’s U.S. payroll system for personal services actually rendered in the course of employment with a Participating Employer. “Compensation” is limited to amounts received by the Participant during the period he is participating in the Plan. “Compensation” includes all salary, wages, overtime pay (including premium), bonuses, commissions, and special awards, including any such amounts the Participant elects to defer or contribute pursuant to Sections 125 or 402(e)(3) of the Code, or pursuant to a non-qualified deferred compensation plan. “Compensation” does not include any remuneration paid in a form other than cash, fringe benefits, employee discounts, expense reimbursements or allowances, welfare benefits, retirement contributions or benefits or non-qualified deferred compensation (other than salary deferral or salary reduction contributions described in the preceding sentence).

          (e) “Dell” shall mean Dell Computer Corporation, a Delaware corporation, or any successor thereto.

          (f) “DFS” shall mean Dell Financial Services L.P., a Delaware limited partnership, or any successor thereto.

          (g) “Dell Stock” shall mean the common stock of Dell, par value $.01.

          (h) “Effective Date” shall mean August 1, 1999.

          (i) “Employee” shall mean any person who, on or after the Effective Date, is in the employ of DFS or another Participating Employer as a common law employee within the United States; provided, however, that Employee shall not include:

(1) any person who customarily works less than twenty (20) hours per week or customarily is employed for five (5) months or less per year;

(2) persons covered by a collective bargaining agreement, unless the agreement specifically provides for coverage under this Plan; or

(3) any person who is not characterized by a Participating Employer as its common law employee for employment tax purposes at the time in question, regardless of whether the person is deemed to be a “leased employee” or is recharacterized as an employee by any other person.

          (j) “Matching Account” means that bookkeeping account maintained hereunder to record a Participant’s matching credits under Section 5.4 below.

          (k) “Months of Service” shall mean a Participant’s full calendar months of continuous, uninterrupted employment with a Participating Employer, including any period of leave of absence approved by the Participating Employer or required by law.

          (l) “Offering Period” shall mean that period to be determined by the Administration Committee beginning on the date the Employees are offered the opportunity to purchase Dell Stock hereunder, prior to which each eligible Employee shall determine whether and to what extent he desires to participate by authorizing payroll deductions. The initial Offering Period shall begin on August 1, 1999 and end on December 31, 1999. Thereafter, until changed by the Administration Committee in its sole and absolute discretion, a new Offering Period shall begin on the first day of each six calendar month period beginning on each January 1 and July 1 of a calendar year, and shall end on the end of such six month period.

          (m) “Participant” shall mean an Employee who has been offered the opportunity to purchase Dell Stock hereunder and who has elected to participate herein by authorizing payroll deductions.

          (n) “Participating Employer” shall mean DFS and any affiliate of DFS which has adopted this Plan pursuant to Article IX for its own Employees.

          (o) “Payroll Deduction Account” shall mean that separate bookkeeping account maintained hereunder to record the amount of a Participant’s Compensation that has been withheld hereunder.

          (p) “Payroll Deduction Period” shall mean that period beginning on the first day of each Offering period and ending on the earliest of:

(i) The latest date for which a Participant receives his last paycheck from DFS after his employment with DFS terminates;

(ii) The last day of that Offering Period; or

(iii) The date the Participant’s payroll deductions terminate pursuant to Section 4.1(b) below.

          (q) “Plan” shall mean the Dell Financial Services L.P. Dell Stock Purchase Plan, as adopted effective August 1, 1999, as set forth in this document, and as amended from time to time.

          (r) “Stock Account” shall mean a custodial account credited with shares of Dell Stock acquired by a Participant hereunder, including vested matching credits.

     2.2 Word Usage. Except when otherwise indicated by the context, any masculine terminology used herein also includes the feminine and neuter, and vice versa, and the singular shall also include the plural, and vice versa. The words “hereof”, “herein” and “hereunder”, and other similar compounds of the word “here” shall mean and refer to the entire Plan and not to any particular provision or section. All references to Sections or Articles shall mean and refer to Sections and Articles contained in this Plan unless otherwise indicated.

     2.3. Construction. It is the intention of DFS that the Plan not be qualified as an employee stock purchase plan under the provisions of section 423 of the Code; that the purchase of Dell Stock with a Participant’s Payroll Deduction Account shall not result in a taxable event; and that Matching Credits under the Plan shall not be taxable to Participants prior to vesting; and all provisions shall be construed to that result. Moreover, the provisions of the Plan shall apply only to an Employee who is in the employ of DFS on or after the Effective Date.

End of Article II

ARTICLE III

ELIGIBILITY AND PARTICIPATION

     3.1. Eligibility. During an enrollment period established by the Administration Committee prior to the beginning of each Offering Period, Employees will be granted the opportunity to enroll in the Plan and purchase Dell Stock. Each Employee may become a Participant in the Plan only as of the first day of each Offering Period. Employees hired or rehired after the enrollment deadline for an Offering Period has ended must wait until the enrollment period for the next Offering Period to elect to begin participating.

     3.2. Election to Participate. Any Employee who is eligible to participate herein may become a Participant only by filing with the Administration Committee during the enrollment period an election to participate that authorizes payroll deductions under Section 4.1. The election will be effective for the upcoming Offering Period and all subsequent Offering Periods until it is terminated in accordance with Section 4.1(b), it is modified by filing another election in accordance with this Section 3.2, or until the Employee’s employment with DFS is terminated.

     3.3. Waiver of Participation. An Employee who is otherwise eligible to participate herein may waive his right to participate for any Offering Period by declining to authorize a payroll deduction. Failure to file a timely election to participate shall be deemed a waiver of participation. The Employee’s waiver of participation shall be effective for only the Offering Period to which it relates and shall be irrevocable with respect to such Offering Period. Except as otherwise provided in this Section, an Employee’s waiver of participation for a specified Offering Period shall not, in and of itself, adversely impact the right of such Employee to participate in the Plan during any subsequent Offering Periods.

End of Article III

ARTICLE IV

PAYROLL DEDUCTION AUTHORIZATION

     4.1. Payroll Deductions. Each Employee who elects, pursuant to Article III, to participate herein shall authorize the making of payroll deductions to fund the purchase of Dell Stock hereunder. Deductions shall be made pro-rata at the regular payroll periods applicable to the Participant during the Payroll Deduction Period and shall be credited to the Participant’s Payroll Deduction Account.

          (a) Amount of Payroll Deductions. A Participant may authorize payroll deductions in an amount of not less than one percent (1%) nor more than ten percent (10%) (in multiples of one percent (1%)) of his Compensation for the Offering Period. Payroll deductions shall be made on an after-tax basis.

          (b) Change in Authorization. A Participant may not vary the amount of his payroll deduction, or initiate or reinitiate payroll deductions, during the course of any Payroll Deduction Period; provided, however, that he may elect to stop his payroll deductions provided such election is made not less than one month prior to the end of the Offering Period. A Participant’s election to stop his payroll deductions shall be treated as a waiver of participation under Section 3.3 for the balance of the Offering Period in which the cessation occurs, provided that any uninvested balance then credited to his Payroll Deduction Account shall be invested in Dell Stock pursuant to Section 5.1.

          (c) Change in Compensation. If a Participant’s Compensation changes within an Offering Period, the change shall affect the amount of each subsequent payroll deduction for that Offering Period.

     4.2. Carryforward of Payroll Deduction Account. Notwithstanding anything contained herein to the contrary, any amounts remaining credited to a Participant’s Payroll Deduction Account on the last day of an Offering Period, after taking into account the amount of Dell Stock purchased by the Participant, shall be retained in the Participant’s Payroll Deduction Account and rolled forward to the next Offering Period.

     4.3. Nature of Payroll Deduction Account. Each Participant’s Payroll Deduction Account represents an unsecured, unfunded bookkeeping entry representing the Participant’s cumulative payroll deduction amounts that have not yet been invested in Dell Stock. A Participant’s Payroll Deduction Account is vested and nonforfeitable at all times. DFS and the Participating Employers shall have no obligation to segregate the amounts credited to Payroll Deduction Accounts from its general assets, and such amounts shall not be credited with interest.

End of Article IV

ARTICLE V

PURCHASE OF STOCK

     5.1. Purchase of Stock. No later than the last business day of each month, the Administration Committee shall cause the dollar amounts credited to each Participant’s Payroll Deduction Accounts to be invested in Dell Stock, to the maximum extent possible. All such Dell Stock shall be credited to the Participant’s Stock Account, with a corresponding reduction in the Participant’s Payroll Deduction Account. To the extent practicable, payroll deduction funds for each Participant that are less than the price of a whole share of Dell Stock shall be pooled to purchase additional shares, with each Participant being credited with a fractional share of Dell Stock for so long as the Participant’s Stock Account is held by the plan’s custodian or agent. If at the end of an Offering Period, any balance credited to a Participant Payroll Deduction Account cannot be so invested in Dell Stock, the entire such balance shall be retained in the Participant’s Payroll Deduction Account and rolled forward to the next Offering Period.

     5.2. Stock Price. A Participant shall acquire Dell Stock hereunder at a cost of the fair market value of the stock on the date of investment pursuant to Section 5.1. For purposes of this Section 5.2, the fair market value of the stock on any given date shall be (1) in the case of a purchase on the market, the average price actually paid for all shares purchased for purposes of the Plan on the same date, or (2) in any other case, an amount determined by taking the simple average of the high and low prices of such stock as reported by the National Association of Securities Dealers Automated Quotation System, or reported on such other national exchange as it may, from time to time, be reported on such date (or if there shall be no trading on such date, then on the latest previous date on which there was such trading).

     5.3 Matching Credits. Each March 31, June 30, September 30 and December 31, each Participant who has purchased Dell Stock under this Plan during the three month period ending on that date shall be credited with a “matching credit” stated in shares of Dell Stock equal to fifteen percent (15%) of the number of shares of Dell Stock purchased by the Participant under this Plan during the three-month period then ended. The “matching credit” is a mere unsecured bookkeeping entry credited to an account (“Matching Account”) maintained by DFS for each eligible Participant, and is forfeitable and non-transferable until vested as provided below. The Participant’s Matching Account shall be adjusted, in such manner as the Administrative Committee deems equitable, to reflect any stock split, stock dividend, or similar transaction affecting Dell Stock. The Administrative Committee, in its discretion, shall determine the treatment of cash dividends. Each matching credit to the Participant’s Matching Account shall become fully vested and non-forfeitable when the Participant completes twenty-four Months of Service subsequent to the March 31, June 30 or September 30 or December 31 on which the matching credit was effective. As soon as administratively practicable after vesting, DFS shall cause shares of Dell Stock representing the vested portion of his Matching Account to be credited to the Participant’s Stock Account, with a corresponding reduction in his Matching Account. Crediting of such shares shall be subject to withholding of any taxes the Administrative Committee determines is required.

     5.4. Termination of Participation.

          (a) After Termination of Employment. If a Participant’s employment with all Participating Employers terminates for any reason other than death, disability, or retirement, his right to purchase stock hereunder shall immediately terminate and become void, any non-vested amount in his Matching Account shall be forfeited, and as soon as administratively feasible, any balance in his Stock Account shall be delivered to him in accordance with Section 5.6 below.

          (b) Retirement or Disability. If a Participant’s employment with DFS terminates on account of the Participant’s disability or retirement, such Participant’s right to purchase Dell Stock hereunder shall immediately terminate and become void, any non-vested amount in his Matching Account shall become fully vested and non-forfeitable, and as soon as administratively feasible, the amount credited to such Participant’s Stock Account shall be delivered to him in accordance with Section 5.6 below.

For the purposes of this Section 5.4, a Participant shall be considered disabled if, in the sole discretion of the Administration Committee, he is unable by reason of physical or mental impairment to perform the usual and customary duties of his employment.

For purposes of this Section 5.4, a Participant shall be considered to have retired if his employment with DFS terminates after he attains age sixty-five (65).

          (c) Death. In the event a Participant’s employment with DFS terminates on account of the death of the Participant, the right to purchase stock hereunder shall immediately terminate and become void, and his Matching Account shall become fully vested and non-forfeitable. Any amount credited to such Participant’s Payroll Deduction Account or Stock Account shall be delivered to his estate or beneficiary, in accordance with Section 5.6 below. The Administration Committee, in its discretion, shall determine whether and to what extent designation of beneficiaries is permitted under the Plan.

     5.5. Stock Account. Once shares of Dell Stock have been credited to the Participant’s Stock Account, the Participant shall be treated as the owner of such shares for all purposes and shall be entitled to direct the voting of such shares; any dividends or proceeds received with respect to such shares shall be credited to the Participant and reinvested in Dell Stock, to the extent practicable. For the convenience of the Participant, such shares may be left in the Stock Account during the term of the Participant’s employment and held by the Plan’s custodian pending delivery of the shares (or proceeds therefrom) to the Participant or his Beneficiary pursuant to Section 5.6 below. Such custodial arrangement shall not be deemed to create a trust or other fiduciary relationship, or to impose any obligation on any party other than the safekeeping of the securities, collection of income with respect to the securities, execution of Participant’s directions with respect to the voting, tender or sale of securities, tax reporting, and other similar ministerial functions. The Participant shall no right to assign, pledge or transfer his rights in the custodial arrangement, and must take delivery of the shares pursuant to Section 5.6 below if he desires to assign, pledge or transfer such shares.

     5.6. Delivery of Shares. Any whole shares of Dell Stock credited to a Participant’s Stock Account shall be delivered to him, or to his designated brokerage account (or to his beneficiary, in the event of his death) (a) as soon as practicable after his termination of employment, retirement, disability or death; or (b) at any earlier time, on advance request of the Participant pursuant to procedures established by the Administrative Committee. Reasonable administrative expenses associated with the delivery of shares may be charged to the Participant and offset against the shares transferred. Cash shall be paid to the Participant (or his beneficiary) in lieu of any fractional share. In addition, pursuant to procedures established by the Administrative Committee, the Participant may instruct the custodian to sell the shares, and deliver the proceeds to him, net of any commissions or other expenses.

     5.7. Source of Dell Stock. The Dell Stock to be issued to Participants hereunder may be purchased on the market; purchased from Dell (either Treasury Stock or newly issued shares); received by DFS from Dell as a capital contribution; or purchased from Participants who instruct the custodian to sell shares pursuant to Section 5.6 above.

     5.8. Transfer of Rights. Unless and until Dell Stock is delivered to the Participant pursuant to Section 5.6 above, no rights granted or stock purchased under the Plan may be assigned, pledged, transferred or alienated, and, during the lifetime of the Participant to whom granted, may be exercised only by such Participant.

     5.9 Limitations on Purchase or Delivery of Stock. Notwithstanding anything to the contrary in the Plan, the Participating Employers shall have no obligation to purchase Dell Stock or to deliver Dell Stock to any Participant or Beneficiary hereunder if, in the opinion of counsel for DFS, such purchase or delivery would violate Federal or state law, or Dell Stock is or becomes unavailable for purchase or continued investment. The Participating Employers reserve the right to refund a Participant’s Payroll Deduction Account in cash, or deliver cash equal to the value of a Participant’s Stock Account, in such event.

End of Article V

ARTICLE VI

ADMINISTRATION COMMITTEE

     6.1. Appointment of Committee. DFS shall appoint an Administration Committee comprised of not less than two members to administer the Plan. The members of such Committee shall be appointed by the Board of Directors.

          (a) Interested Member. Notwithstanding anything contained herein to the contrary, no member of the Administration Committee shall be eligible to decide or vote on any question concerning his participation in the Plan at any time during his term as a member of the Administration Committee.

          (b) Term. Each member of the Administration Committee shall serve until his successor is appointed. Any member of the Administration Committee may be removed at any time by the Board of Directors, with or without cause, which shall have the power to fill any vacancy which may occur. A committee member may resign upon thirty (30) days written notice to DFS.

          (c) Compensation. The members of the Administration Committee shall serve without compensation for services as such, but DFS shall pay or reimburse all expenses of the Administration Committee.

     6.2. Powers of the Administration Committee. The Administration Committee shall have the following powers and duties:

          (a) To direct the administration of the Plan in accordance with the provisions herein set forth;

          (b) To adopt rules of procedure and regulations necessary for the administration of the Plan provided the rules are not inconsistent with the terms of the Plan;

          (c) To determine all questions with regard to rights of Employees and Participants under the Plan, including, but not limited to, rights of eligibility of an Employee to participate in the Plan and the amount of Dell Stock that a Participant is offered the opportunity to purchase;

          (d) To enforce the terms of the Plan and the rules and regulations it adopts;

          (e) To direct the distribution of the shares of Dell Stock purchased hereunder;

          (f) To furnish DFS with information which DFS may require for tax or other purposes;

          (g) To engage the service of counsel (who may, if appropriate, be counsel for DFS) and agents who it may deem advisable to assist it with the performance of its duties;

          (h) To prescribe procedures to be followed by Participants in electing to participate herein;

          (i) To receive from DFS and from Employees such information as shall be necessary for the proper administration of the Plan;

          (j) To maintain, or cause to be maintained, separate Accounts in the name of each Participant to reflect the Participant’s Payroll Deduction Account, Matching Account and Stock Account under the Plan;

          (k) To select a secretary, who need not be a member of the Administration Committee;

          (l) To interpret and construe the Plan; and

          (m) To engage brokers, custodians, transfer agents, or other service providers to handle the purchase and custody of Dell Stock and record-keeping of accounts and other administrative tasks under the Plan.

     6.3. Manner of Action. The decision of a majority of the members of the Administration Committee appointed and qualified shall control. In case of a vacancy in the membership of the Administration Committee, the remaining members of the Committee may exercise any and all of the powers, authorities, duties, and discretion’s conferred upon the Administration Committee pending the filing of the vacancy. The Administration Committee may, but need not, call or hold formal meetings. Any decisions made or action taken pursuant to written approval of a majority of the then members shall be sufficient. The Administration Committee shall maintain adequate records of its decisions.

     6.4. Authorized Representative. The Administration Committee may authorize any one of its members, or its secretary, to sign on its behalf any notices, directions, applications, certificates, consents, approvals, waivers, letters, or other documents.

     6.5. Books and Records. The Administration Committee shall maintain, or cause to be maintained, records which will adequately disclose at all times the number of shares that are subject to options hereunder, and the Employees who hold such options. The books, forms, and methods of accounting shall be the responsibility of the Administration Committee.

End of Article VI

ARTICLE VII

AMENDMENT, TERMINATION AND CHANGE OF CONTROL

     7.1. Amendment. DFS shall have the right at any time to amend the Plan in any manner it deems necessary or advisable.

     7.2. Termination. DFS shall have the right to terminate the Plan at any time. In the event the Plan terminates, all Matching Accounts shall become full vested and nonforfeitable, any uninvested amounts in a Participant’s Payroll Deduction Account shall be paid to the Participant in cash, and the Participant’s Stock Account shall be delivered in accordance with Section 5.6 above.

     7.3. No Alteration of Rights. Notwithstanding the foregoing provisions of this Article VII, DFS shall not amend or terminate the Plan in any manner which shall retroactively affect or impair any Participant’s rights heretofore vested under the Plan.

     7.4. Change of Control. In the event of: (i) the purchase or other acquisition of all or a majority of the interest of Dell in DFS by Newcourt Credit Group, Inc. (“Newcourt”) or any other person, entity or group of persons, controlled by, or under common control with, Newcourt; (ii) the purchase or other acquisition of Newcourt’s interest in DFS by Dell or any other person, entity, or group of persons, controlled by, or under common control with, Dell (hereinafter “Buyout”); or (iii) any other change in the ownership or control of DFS, Participants’ rights under the Plan shall not be affected. Any unvested Matching Accounts shall continue to vest or be forfeited in accordance with the Plan, based on service or events occurring subsequent to the Buyout, subject to the right of DFS or its successor to amend or terminate the Plan.

End of Article VII

ARTICLE VIII

MISCELLANEOUS

     8.1. Execution of Receipts and Releases. Any payment or any issuance or transfer of shares of Dell Stock to any Participant, or to his legal representative, heir, legatee or distributee, in accordance with the provisions of the Plan, shall to the extent thereof be in full satisfaction of all claims hereunder against the Plan. The Administration Committee may require such Participant, legal representative, heir, legatee or distributee, as a condition precedent to such payment, issuance of transfer, to execute a receipt and release therefor in such form as it shall determine.

     8.2. Plan Funds. Any uninvested cash amounts held by Participating Employers in Payroll Deduction Accounts under the Plan, and any non-vested Matching Accounts, may be used for any corporate purpose of the Participating Employers, and shall be considered part of the general assets of the Participating Employers. DFS may elect to establish investment or depository accounts, or to acquire Dell Stock corresponding to Payroll Deduction Accounts and/or Matching Accounts hereunder, but any such assets shall remain the property of the Participating Employers, and shall not be deemed to result in the creation of a trust.

     8.3. No Guarantee of Interests. Neither the Administration Committee nor DFS guarantees Dell Stock from loss or depreciation.

     8.4. Payment of Expenses. Administrative expenses relating to the Plan, including, but not limited to, legal and accounting fees, and custodial fees, shall be paid by the Participating Employers, and may, without limitation, be funded through forfeitures in the Matching Accounts under the Plan. Each Participant shall be assessed with any commissions or other expenses resulting from the sale or transfer of his shares pursuant to Section 5.6 above.

     8.5. DFS Records. Records of DFS or the Administrative Committee as to an Employee’s or Participant’s period of employment, termination of employment and the reason therefor, leaves of absence, reemployment, Compensation, Stock Account, Payroll Deduction Account, and Matching Account will be conclusive on all persons.

     8.6. Interpretations and Adjustments. To the extent permitted by law, an interpretation of the Plan and a decision on any matter within the Administration Committee’s discretion made in good faith is binding on all persons. A misstatement or other mistake of fact shall be corrected when it becomes known equitable and the person responsible shall make such adjustment on account thereof as he considers equitable and practicable.

     8.7. Uniform Rules. In the administration of the Plan, uniform rules will be applied to all Participants similarly situated.

     8.8. No Rights Implied. The Plan shall not be construed to create any contract or guarantee of employment. Nothing contained in this Plan or any modification or amendment to the Plan or in the creation of any Account, or the execution of any participation election form, or the issuance of any shares of Dell Stock, shall give any Employee or Participant any right to continue employment, or any legal or equitable right against DFS or any officer, director, or employee of DFS, except as expressly provided by the Plan.

     8.9. Information. DFS shall, upon request or as may be specifically required hereunder, furnish or cause to be furnished, all of the information or documentation which is necessary or required by the Administration Committee to perform its duties and functions under the Plan. DFS’s records as to current information DFS furnishes to the Administration Committee shall be conclusive as to all persons.

     8.10. No Liability of DFS. DFS assumes no obligation or responsibility to any of the Employees, Participants, or beneficiaries, personal representatives, heirs, legatees or distributees for any act of, or failure to act, on the part of the Administration Committee.

     8.11. DFS Action. Any action required of DFS shall be by resolution of its Board of Directors or by a person authorized to act by Board resolution.

     8.12. Severability. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.

     8.13. Notice. Any notice required to be given herein by DFS or the Administration Committee shall be deemed delivered, when (a) personally delivered, or (b) placed in the United States mails or by commercial delivery services, in an envelope addressed to the last known address of the person to whom the notice is given.

     8.14. Waiver of Notice. Any person entitled to notice under the Plan may waive the notice.

     8.15. Successors. The Plan shall be binding upon all persons entitled to purchase Dell Stock under the Plan, their respective heirs, legatees, and legal representatives; upon DFS, its successors and assigns; and upon the Administrative Committee, and its successors.

     8.16. Headings. The titles and headings of Articles and Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

     8.17. Governing Law. All questions arising with respect to the provisions of this Plan shall be determined by application of the laws of the State of Texas, and applicable Federal laws. The obligation of DFS to sell and deliver stock under the Plan is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale or delivery of such stock.

     8.18. No Liability for Good Faith Determinations. Neither the members of the Board of Directors nor any member of the Administrative Committee (nor their delegatees) shall be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or any right to purchase shares of stock granted under it, and members of the Board of Directors and the Administration Committee (and their delegatees) shall be entitled to indemnification and reimbursement by DFS in respect of any claim, loss, damage, or expense (including attorneys’ fees, the cost of settling any suit, provided such settlement is approved by the Board of Directors or by independent legal counsel selected by DFS, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising therefrom to the full extent permitted by law, and under any directors and officers liability or similar insurance coverage that may from time to time be in effect.

End of Article VIII

ARTICLE IX

ADOPTION OF PLAN BY PARTICIPATING EMPLOYERS

     9.1. Participating Employers. With the consent of the Board of Directors, any affiliate of DFS may adopt this Plan by action of its board of directors or governing body. Any such adoption shall be evidenced by certified copies of the resolution of such board of directors or governing body indicating the adoption of the Plan. It shall not be necessary for such adopting affiliate or entity to execute the Plan. The resolution shall define the effective date for the purpose of the Plan as adopted by the affiliate or entity. The administrative powers and control by DFS and Administrative Committee, including the right to amend and terminate the Plan, shall not be diminished by reason of the participation of any such adopting Affiliate or entity in the Plan.

     9.2. Powers Exercisable Only by DFS. Only DFS shall be authorized to appoint the members of the Administration Committee, which shall perform the functions set forth in this Plan as the Administration Committee for the entire Plan, including portions attributable to Participants employed by other Participating Employers. Further, DFS shall have the exclusive right to amend or terminate the Plan.

     IN WITNESS WHEREOF, this Plan has been executed on this the 26 day of June, 1999.

DELL FINANCIAL SERVICES L.P.

	By:	/s/ MICHAEL WATT

ATTEST:	Its:	President

/s/ EDWARD W. MCGRAFF